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                                   EXHIBIT 5.1

                   Opinion of Triplett, Woolf & Garretson, LLP
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                  [TRIPLETT, WOOLF & GARRETSON, LLP LETTERHEAD]


                                   Exhibit 5.1


                                  May 15, 1995

Brite Voice Systems, Inc.
7309 East 21st Street North
Wichita, Kansas  67206-1083

     Re:  Brite Voice Systems, Inc.
          1994 Stock Option Plan

Gentlemen:

     You have requested our opinion as counsel for Brite Voice Systems, Inc., a Kansas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the public offering by the Company of up to 1,000,000 shares of common stock issuable upon exercise of options granted under the Brite Voice Systems, Inc. 1994 Stock Option Plan (the "Plan").

     We have examined the Company's Registration Statement on Form S-8, in the form to be filed with the Securities and Exchange Commission on or about May 16, 1995 (the "Registration Statement"). We have also examined the Articles of Incorporation, Bylaws and minutes of the Company as a basis for the opinion expressed herein.

     Based upon the foregoing examinations, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be duly authorized, validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                    Very truly yours,

                    TRIPLETT, WOOLF & GARRETSON, LLP

                    /s/ Thomas P. Garretson

                    By Thomas P. Garretson